Exhibit 99.2

MOCON, Inc.

First Quarter 2015 Conference Call Script

May 7, 2015

Delivered by:	Robert Demorest - MOCO
Elissa Lindsoe– MOCO
Steven Hooser – Three Part Advisors

Operator:

Good day, everyone, and welcome to MOCON’s First Quarter 2015 Earnings Conference Call. Today's conference is being recorded. I would now like to turn the call over to Steven Hooser, MOCON’s investor relations representative. Please go ahead Steven.

Steven Hooser:

Thank you for joining us today to discuss our first quarter 2015 financial results. With me on the call today are Robert Demorest, Chief Executive Officer, and Elissa Lindsoe, Chief Financial Officer and Don DeMorett, Chief Operating Officer who will be helping with the Q&A session that we will open up to the audience after we complete our prepared remarks. Please note that we are also webcasting this call. Both the earnings press release that was issued earlier and the webcast link can be accessed on our Investor Relations website at mocon.com. Before I turn the call over to management, I'd like to remind everyone that during today’s call, including the Q&A session, we may make forward-looking statements regarding expected revenue, earnings, future plans, opportunities, and other expectations of the Company. These estimates and plans and other forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied on the call. These risks are detailed in our most recent Annual Report on Form 10-K and in today’s earnings press release and may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. The statements made during this conference call are based upon information known to MOCON as of the date and time of this call. We assume no obligation to update the information presented in today’s call.

During today’s call we will also discuss non-GAAP financial measures, including Constant Currency, and EBITDA. These measures, when used in combination with GAAP results, provide us with useful information to better understand our business and we believe investors may want to consider this impact on our performance as well. A reconciliation of GAAP to non-GAAP measures can be found in today’s earning’s release.

With that, I’d like to turn the call over to Robert Demorest, MOCON’s President and Chief Executive Officer.

Robert Demorest

Thanks Steven; and thanks to all of you on the line for participating in our first ever earnings call. Communicating with our shareholders is very important to us and having a quarterly call like this allows us to communicate more regularly with you regarding our performance, initiatives, growth strategies, and the overall direction of MOCON. We appreciate your time and your continued interest. While we had a number of items that clouded our performance in Q1, which we will go over in detail later, overall I am very encouraged by our first quarter results. On a constant currency basis our first quarter revenue was up 9%. Our two largest business segments, Permeation and Package Testing, were right in line with our Q1 targets as they continue to meet their growth expectations. Industrial Analyzers is in a good position to weather the downturn in the oil and gas market and recover quickly as we emerge from the other end of the cycle. Overall, I am very excited about the opportunities we have, and believe we have the right strategies and a strong team in place to execute against our operating plan.

I’ll be back to comment further on our strategic progress and outlook, but for now, I’ll turn the call over to Elissa to go over the financials in detail.

Elissa Lindsoe

Thanks Bob, and thanks to everyone for joining us. I will spend a few minutes giving additional color regarding our financial results for the first quarter. To begin, 67% of our reported revenue in the first quarter of 2015 was generated outside of the United States of which approximately two-thirds is denominated in euros. The average exchange rate for MOCON’s transactions was $1.13 per euro in Q1 of 2015 compared to $1.37 in the same period of 2014, which is nearly an 18 percent decline. Reported revenue for the first quarter of 2015 was $15.4 million, up slightly from $15.3 million during the first quarter of 2014. As Bob mentioned earlier, on a constant currency basis, this represents a 9 percent increase year-over-year.

While the strengthening of the US dollar negatively impacted our top line by $1.4 million, there is much less of an effect to our operating income because a large portion of the costs to support our international businesses are denominated in foreign currencies, which provides a natural hedge -- mitigating the negative effect of a strengthening dollar to operating profits. In Q1 2015, we reported operating income of $1.1 million, or 7 percent of revenue, which is flat relative to 2014 in both dollars and as a percent of revenue. Overall reported gross profit and total operating expenses were consistent year-over-year at 55% and 48% of revenue respectively.

Since this is our first earnings call, for those of you who may be a little less familiar with our story, we report revenue and operating performance in three segments – as I discuss the performance of each, I’ll give you a brief description of each particular business:

Our largest segment in Q1 was Package Testing. This segment provides instruments and services to food, beverage and medical companies. The instruments we develop and produce, help manufacturers test, adjust and monitor process gases used in production packaging lines to ensure high quality products that meet their expected shelf life. Reported revenue was $6.8 million in Q1 2015 which on a constant currency basis, represents an 18 percent increase over Q1 of 2014. 74 percent of Package Testing revenue was sold outside of the U.S. in Q1 compared to 77 percent in Q1 of 2014. The majority of this foreign revenue was denominated in euros and therefore, this segment bore the weight on the majority of the currency impact we experienced in Q1. The good news is that the majority of the operations supporting our Package Testing segment are based in Europe and as a result, the reduced costs offset the majority of the revenue declines. Gross margin was 54% in Q1 of 2015 compared to 46 percent of revenue in 2014. This improvement was driven primarily by increased volume from our high margin headspace and accessory products. Operating expenses were 41 percent of revenue in Q1 2015 compared to 46% in the year-ago quarter. The improvement in gross margin combined with reduced operating expenses as a percent of revenue, translated to significant improvements in Package Testing’s operating margins at 13 percent of revenue in Q1 2015 compared to just 1 percent in the same quarter of 2014.

Our next largest segment is Permeation. Permeation has long been the bread and butter for MOCON. In Permeation, we develop and produce instruments that measure very small amounts of oxygen, water vapor and/or carbon dioxide and other gasses passing through barrier materials. In addition, we provide lab services using our own instruments to make our technology available to companies for certain applications in which they do not have the internal expertise or resources to perform these tests on their own. We reported revenue of $6.1 million in Q1 2015 which is a 10 percent increase over Q1 2014 on a constant currency basis. Of the Permeation revenue reported in Q1 2015, 64 percent was sold outside of the United States compared to 72 percent in the same quarter of 2014. A larger portion of foreign revenue is denominated in USD and therefore, our Permeation segment took less of a hit to the top line ($319K) than Package testing did, however, the majority of our Permeation operations are in the USA and therefore, permeation did experience a greater impact to operating profits. Gross margin was 59 percent of revenue in the first quarter of 2015 compared to 65 percent of revenue in the year-ago quarter. In addition to foreign currency, the first quarter gross margin was negatively impacted by increased consulting and services costs in relation to their respective revenue streams in the quarter.   Since operating expenses were flat as a percent of revenue year-to-year in our Permeation segment, the decline in gross margin resulted in Q1 operating margins of 11 percent in 2015 compared to 18 percent in 2014.

Industrial Analyzers and Other is our third segment. Within Industrial Analyzers we develop and produce instruments that are used in oil and gas exploration to assess the best drilling depth for optimized production; products that monitor outdoor air quality in environmental applications, indoor air quality in production facilities for worker safety; products that monitor the food-grade quality of CO2 in carbonated beverages and products that detect microbial activity in food, water and pharmaceutical applications. Q1 reported revenue was $2.5 million which is down 12 percent from the $2.8 million reported in Q1 of 2014. In addition to the foreign currency pressure we’ve been experiencing on our top line, we are also facing another headwind related to oil and gas pricing. Recent declines in the price of oil have impacted our Industrial analyzers segment but as anticipated, the decline in revenue generated from our oil and gas customers is offset in part by an increase in revenue from environmental monitoring, microbial detection, and beverage safety products. 57 percent and 63 percent of our Q1 revenue was sold to foreign markets in 2015 and 2014 respectively. 100 percent of the revenue in our Industrial Analyzers segment is denominated in USD and therefore is not subject to foreign exchange fluctuations. Q1 gross margin was 49 percent in 2015 compared to 53 percent in 2014. The year-over-year declines is driven primarily by an increase in warranty reserve related to a quality issue identified with sensor components in the latest release of gas chromatograph instruments. In addition, our operating expenses were 66 percent of revenue in Q1 2015 and 51 percent of revenue in Q1 2014. This 15 percentage point increase was driven by lower volume and increased spending (on a dollar basis) as we built operating infrastructure to support the 24 percent year-over-year growth we experienced in 2014. For example, we recently added a regional sales manager and a new product manager to our Industrial Analyzer team. In summary, reduced volume to oil and gas customers, offset in part by an increase in demand for our environmental monitoring and beverage safety systems, coupled with reduced margins and increased operating infrastructure resulted in a Q1 2015 operating margin of negative 17 percent compared to 2 percent in 2014. Bob will discuss further in a moment but in summary, we continue to believe that low oil prices do not represent long-term challenges to our business. Our customers express confidence that our superior technology positions us well to continue to be a leading player in this market as oil prices increase.

Moving on to the remainder of our income statement:

Other Income for the first quarter of 2015 was $251,000 compared to Other Expense of $57,000 during first quarter of 2014, which was primarily driven by a realized foreign currency translation gain of $278,000

The Q1 effective tax rate was 34.7% in 2015, up from 31.4% in 2014. The increase in the rate is due to a higher proportion of projected 2015 taxable income being generated in the U.S than was in 2014.

Net income for the first quarter of 2015 was $908,000, or $0.16 per diluted share, compared to $730,000, or $0.13 per diluted share for the first quarter in 2014.

EBITDA for first quarter of 2015 was $2.0 million compared to $1.7 million in the first quarter of 2014.

Moving on to our cash flows and balance sheets

Cash and cash equivalents were $5.3 million on March 31, 2015 compared to $6.3 million on December 31, 2014. Half of the decrease was driven by foreign exchange while the bulk of the remainder was split between paying down debt and capex offset in part by operating cash flows

Accounts receivable was $9.4 million, which represents days sales outstanding of 55, a 12 day improvement compared to 67 in the first quarter of 2014 and up slightly from 52 days in the fourth quarter of 2014.

Inventory was $8.9 million, up slightly from December 31, 2014 as we build for continued growth

Total debt was $4.3 million on March 31, 2015 compared to $4.6 million on December 31, 2014. In early April, we paid off the Dansensor seller financing in full and have approximately one year remaining to pay down our term debt facility from Wells Fargo that was also used to finance the acquisition in 2012.

Net cash provided by operations was $0.8M compared to $2 million in the first quarter of 2014 primarily driven by a $1.3 million decline in accounts payable.

With that, I will now turn the call back over to Bob for closing remarks.

Robert Demorest

Thanks Elissa.

To start, I’d like to say that we are encouraged that our overall business is still very solid in all categories, and I am excited about the remainder of 2015. I am happy to report that we are seeing nice traction in each of our three main reporting segments. We believe that the current headwinds we are facing with the weak euro and low oil prices are not indicative of a longer term challenge to our momentum, and we expect to see continued strengthening of our business fundamentals as we move past these macro-economic conditions.

I’d also like to comment on our growth strategy.

Let’s start by reviewing the three current major growth drivers to the markets our company serves:

The first is a worldwide desire for increased consumer product safety and quality, especially in food, beverage, medical, and pharmaceutical products, as evidenced by increasingly strict regulatory requirements from governments everywhere

Second is a growing “Green Movement” across the globe, with increased initiatives and laws aimed at creating and maintaining cleaner air and water

And Thirdly, a desire by multiple industries to increase the control, data collection, and automation of process lines in factories, thereby saving resources, labor, and money and adding quality and yield

Now how do these drivers affect each of our three businesses?

In our Package Testing Group, which was 44% of our revenue in Q1 of 2015, our expertise is in instrumentation for MAP (Modified Atmosphere Packaging) technologies. This process involves flushing food and other packages with inert gases on-line, as they are being packaged and sealed. This gas flushes out atmospheric oxygen, the thief of flavor and shelf life, and thereby extends safely the shelf life of packaged goods, without the use of additives or preservatives. The food can now be labeled “all natural, nothing artificially added.” The desire for increased automation and data collection, which also drives this business, is provided by the technologies and designs of our on-line instrumentation. As consumer awareness increases, and the world continues to move toward favoring locally grown foods, traceability from “farm to fork,” this type of automated process continues to grow in acceptance and importance.

Our Permeation Product Group was 40% of our revenue in Q1 2015. The largest part of this business is helping food, beverage, medical device and pharmaceutical manufacturers safely meet and extend the desired shelf lives of their products. Gases permeate all plastics, which are the majority of materials used in the packaging of consumer products today. These gases shorten shelf life, change flavors and aromas for the worse, and generally raise havoc with perishable products. Our Permeation Group is the market leader in testing and measuring these properties of barrier materials, and the global industry relies on MOCON to accurately measure the rates which gases permeate through packages and films. In addition, data generation and automation of these processes are vitally important to customers, both for their own quality programs, and to ensure compliance with regulatory requirements. Our newest designs and offerings, released in 2014 and to be released in 2015, are the most sensitive and easy-to-use permeation instruments ever introduced, and have helped keep us years ahead of our competitors. This product area has excellent margins, a healthy stable of IP and trade secrets, and we are positioned as the world’s market leader in this category and as such, we have an enviable installed base. Our strategy is to continue growing the installed base in line with overall market growth while garnering even greater growth through the introduction of new products to speed up replacements.

Our Industrial Analyzers and Other business segment comprised 16% of our revenue in the first quarter of 2015. The Industrial Analyzers product group is benefitting from the world-wide emphasis on increased environmental awareness, via the Green Movement. Examples of this include orders coming from Asia, as China and other Asian countries begin to require industries to clean up their emissions and discharges into the environment. An additional driver is in process gas analysis, where our products measure the contamination levels in food grade carbon dioxide, such as is injected into carbonated soft drinks on the bottling line. Worker safety, indoor air quality, and OEM gas sensors also are growing portions of this product group. And, lastly, their analyzers are used by oil and gas exploration companies to help analyze the hydrocarbon levels in exploratory wells. Although this business was down this past quarter, the future still looks bright as prices begin to come back up. I don’t want to leave you with the impression that our current oil and gas business has stopped completely. Two weeks ago, I returned from Dubai where I visited a number of major customers and prospects in the oil industry. I was told that they have not slowed down oil production nor exploration in the Middle East because their production costs are very low in comparison to those in other regions of the world and they can, and I quote: “make money at $2.00 per barrel” end quote. I left the region with optimism as well as a large RFQ. This aside, in the U.S. and other regions of the world, our customers tell us oil has to be at $45.00 to $60.00 per barrel for further capital expenditures to make sense.

The Other category in this reporting segment is our food safety microbial detection offering, which has had some recent success in the dairy industry. While still in start-up mode, we are beginning to see some traction in certain markets that have a need for this technology. Our tests are faster and more sensitive than any other dairy tests currently available. Selected markets require this increased performance and are beginning to adopt the technology in their plants and research centers. In Europe, the dairy industry is in the middle of ramping up production with the recent relaxation of milk quotas in the EC. During Q1, we installed 4 GreenLight systems at 3 different dairies. While this is very encouraging, we are cautiously optimistic because this new technology is different from any other “proven” method and requires a long missionary sales cycle.

In summary, we expect organic growth to come from all segments of our business, and are targeting a combined Constant currency growth rate of 10-12 percent as our benchmark. Our growth rate last year, all organic, was 13 percent.

MOCON has a long history with an aggressive IP strategy. We maintain a large portfolio of patents for a company our size, in our most recent Form 10-K, we reported 72 active US patents and 108 foreign patents, with another 62 pending. We believe patents and trade secrets are strong barriers to market entry by our competitors, and help to differentiate ourselves from alternate, less innovative suppliers. When the best way to do something is protected by a patent, others are forced to find less clever, more costly, and more complicated ways to accomplish the same thing. We feel patents are of critical importance to the health and well-being of a high tech company.

Our ongoing plans for growth also include continued substantial funding for research and development to drive new product introductions, together with strategic acquisitions that complement our current segments and other investments where appropriate.

As always, we continue to look at M&A candidates in all three of our reporting segments. Our targets are generally one of four types:

1.	Manufacturers of test and measurement instruments

2.	Manufacturers of sensors, detectors, or components

3.	Providers of laboratory services

4.	Distributors and representatives in selected geographical territories

At this time, we have a healthy list of candidates, many of whom we have qualified and evaluated and IF the right one comes along, we are prepared to move on it. The ideal candidate would be affordable, unique in some way, and synergistic to our current businesses. Between 2001 and 2012 we made 3 acquisitions of which all have been successful and accretive. This was not just luck – for all 3 we used an extremely disciplined approach to diligence that ensured each acquisition was well thought out, had a strategic purpose and was optimally timed. Further, we have learned some lessons along the way and will adjust our approach in order to ensure continued success.

In summary, I remain very confident in our ability to execute for the remainder of 2015, and I look forward to updating you again at the end of the second quarter.

With that, let me open up the call for your questions. Operator, please instruct our listeners on how to queue up.

Robert Demorest

Thank you again for joining us on today’s call. We will look forward to discussing our Q2 results with you sometime in early August. Have a great evening!

Certain remarks of Robert L. Demorest, Chief Executive Officer

●	Industrial Analyzers and Other segment is expected to return to be profitable

●	2015 growth rate [on a Constant Currency basis] for Permeation segment is expected to be 9 to 11 percent through obtaining new customers and replacement of older models for existing customers

●	2015 growth rate [on a Constant Currency basis] for Package Testing segment is expected to be 9 to 10 percent

Certain remarks of Don DeMorett, Chief Operations Officer

●	Largest growth engine for the Permeation segment will be the next-generation of products with a suite of new models being introduced in the next two to two and one-half years

●	Additional growth for the Permeation segment is expected to be in the consulting services arena